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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qwest Communications International Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-30123, 333-40050, 333-50061, 333-56323, 333-61725, 333-65345, 333-74622, 333-84877, 333-87246, 333-91424, 333-111923, and 333-111924) on Form S-8 of Qwest Communications International Inc. of our reports dated March 2, 2004, with respect to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, Schedule II—Valuation and Qualifying Accounts, which reports appear in the December 31, 2003 annual report on Form 10-K/A of Qwest Communications International Inc.

Our reports refer to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/ KPMG LLP

Denver, Colorado
November 4, 2004

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Consent of Independent Registered Public Accounting Firm